Last Revised – January 1, 2017

M3Sixty Administration, Matrix 360 Distributors & Matrix Capital Group

Code of Ethics

I.	Purpose of the Code of Ethics

This code is based on the principle that, you, as an access person of M3Sixty Administration, Matrix 360 Distributors and Matrix Capital Group (each, a “Company”), will conduct your personal investment activities in accordance with:

•
the duty at all times to place the interests of the shareholders of each investment company (“Investment Company”) for which a Company provides fund accounting, fund administration, transfer agency or distribution services Investment Company’s shareholders first;

•
the requirement that all personal securities transactions be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility; and

•	the fundamental standard that Company personnel should not take inappropriate advantage of their positions.

In view of the foregoing, the Company has adopted this Code of Ethics (the “Code”) to specify a code of conduct for certain types of personal securities transactions which may involve conflicts of interest or an appearance of impropriety and to establish reporting requirements and enforcement procedures.

II.	Legal Requirement

Pursuant to Rule 17j-1(b) of the 1940 Act, it is unlawful for any Access Person to:

•	employ any device, scheme or artifice to defraud the Investment Company;
•
make any untrue statement of a material fact or fail to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading to the Investment Company;

•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Investment Company; or
•
engage in any manipulative practice with respect to any Investment Company’s investment portfolios, in connection with the purchase or sale (directly or indirectly) by such Access Person of a security “held or to be acquired” by the Investment Company.

III.	Definitions - All definitions shall have the same meaning as explained in Section 2(a) of the 1940 Act and are summarized below.

Access Person – Any director, officer, general partner, registered person or employee of the Company who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

For purposes of this Code of Ethics, an “Access Person” does not include any person who is subject to the securities transaction pre-clearance requirements and securities transaction reporting requirements of the Code of Ethics adopted by the Investment Company.

Automatic Investment Plan – A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

Beneficial ownership shall have the same meaning as that set forth in Rule 16a-1(a)(2) of the Exchange Act.

Control shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

Exchange Traded Fund – means an open-end registered investment company that is not a unit investment trust, and that operates pursuant to an order from the SEC exempting it from certain provisions of the 1940 Act permitting it to issue securities that trade on the secondary market. Examples of open-end exchange-traded funds include, but are not limited to: Select Sector SPDR; iShares; PowerShares, etc.

Exempt Transactions shall mean:

•	purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;
•	purchases and sales of Securities which are not eligible for purchase or sale by a Company;
•	purchases which are part of an automatic dividend reinvestment plan or retirement/investment plan (e.g., 401(k) or other periodic investment plan); and
•
purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

Fund – each Fund that is a series of the 360 Funds Trust or the M3Sixty Funds Trust.

Investment Company – A company registered as such under the 1940 Act and for which the Underwriter is the principal underwriter.

Investment Personnel – (a) employees of the Company, the Advisers, the Sub-Advisers and/or the Underwriter who participate in making investment recommendations to the Company; and (b) persons in a control relationship with the Company or adviser who obtain information about investment recommendations made to the Company.

Large Cap Issuer is an issuer of Securities with an equity market capitalization of more than $3 billion.

Covered Security means anything that is considered a “security” under the Investment Company Act of 1940, including most kinds of investment instruments, including:

•	stocks and bonds;

•	shares of exchange traded funds (commonly referred to as ETFs);

•	shares of closed-end investment companies;

•	options on securities, on indexes and on currencies;

•	investments in all kinds of limited partnerships;

•	investments in unit investment trusts;

•	investments in private investment funds, hedge funds, private equity funds, venture capital funds and investment clubs; and

•	investments in non-U.S. unit trusts and non-U.S. mutual funds.

The term “Covered Security” does not include:

•	direct obligations of the U.S. Government;

•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt obligations, including repurchase agreements; and

•	shares of open-end investment companies that are registered under the Investment Company Act of 1940 (mutual funds and exchange-traded managed funds), other than shares of Funds or Sub-advised Funds.

Security being considered for purchase or sale – when a recommendation to purchase or sell a security has been made or communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Security held or to be acquired – means: (1) any Security which, within the most recent 15 days: (a) is or has been held by the Company; or (b) is being or has been considered by the Company or its investment advisor for purchase by the Company; and (2) any option to purchase or sell, and any security convertible into or exchangeable for, a Security that is held or to be acquired by the Company.

Underwriter – means the distributor to the Fund.

IV.	Policies of the Company Regarding Personal Securities Transactions

►          General

No Access Person of the Company shall engage in any act, practice or course of business that would violate the provisions of Rule 17j-1 as set forth above, or in connection with any personal investment activity, engage in conduct inconsistent with this Code.

►          Specific Policies

No Access Person shall purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which he/she knows or should have known at the time of such purchase or sale

•	is being considered for purchase or sale by the Company, or
•	is being purchased or sold by the Company.

►          Pre-approval of Investments in IPOs and Limited Offerings

Investment Personnel must obtain approval from the Company or the Adviser before directly or indirectly acquiring beneficial ownership in any Securities in an initial public offering or in a private placement or other limited offering.

►          Pre-Clearance

All Access Persons must pre-clear all purchases and sales of Covered Securities, except that Access Persons do not have to pre-clear Exempt Transactions or:

i.
a purchase of equity Securities of a Large Cap Issuer (with a market capitalization of more than $3 billion), if the value of such purchase, together with the value all of the Access Person’s purchases of equity securities of that large cap issuer in the previous six (6) calendar days, would not exceed $50,000;

ii.
a sale of equity securities of a Large Cap Issuer, if the value of such sale, together with the value all of your sales of equity Securities of that large cap issuer in the previous six (6) calendar days, would not exceed $50,000;

iii.
a purchase of investment grade, non-convertible debt Securities, if the value of such purchase, together with the value all of the Access Person’s purchases of investment grade, non-convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

iv.
a sale of investment grade, non-convertible debt Securities, if the value of such sale, together with the value all of the Access Person’s sales of investment grade, non- convertible debt Securities of the same issuer in the previous six (6) calendar days, would not exceed $50,000;

v.
a purchase of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such purchase together with the notional value of all such purchases with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

vi.
a sale of any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, if the value of such sale together with the notional value of all such sales with respect to a given currency in the previous six (6) calendar days would not exceed $50,000;

vii.	an automatic, non-voluntary transaction, such as a stock dividend, stock split, spin- off, or automatic dividend reinvestment, or the termination of a unit investment trust; or

viii.	a transaction pursuant to a mandatory tender offer or bond call that is applicable pro rata to all stockholders or bond holders, respectively.

The exemptions from pre-clearance in clauses (i) through (vi) above do not apply to trading in any Security that is placed on a restricted list pursuant to any policies or procedures adopted by the Company. Further, the Funds’ CCO may suspend an Access Person’s ability to rely on the exemptions from pre-clearance in clauses (i) through (vi) if he or she concludes that the Access Person has engaged in excessive personal trading or that pre-clearance by the Access Person is otherwise warranted.

The Access Person is responsible for determining if an issuer is a Large Cap Issuer; the Access Person may consult an appropriate Internet website for this purpose, such as Yahoo: Finance.

An Access Person will not receive pre-clearance of a transaction for any Security at a time when the Fund CCO or Chief Legal Officer believes circumstances warrant prohibiting a transaction in a particular Security. This may include when there is a pending buy or sell order for the same Security for a Company. Remember that the term “Security” is broadly defined. For example, an option on a Security is itself a Security, and the purchase, sale and exercise of the option is subject to pre-clearance. A pre-clearance approval normally is valid only for the time period it is given (typically two days).

V.	Reporting Procedures

The Fund CCO shall notify each person (annually in January of each year), considered to be an Access Person of the Company that he/she is subject to the reporting requirements detailed in Sections (a), (b) and (c) below and shall deliver a copy of this Code to such Access Person.

In order to provide the Company with information to enable it to determine with reasonable assurance whether the provisions of this Code are being observed, every Access Person of the Company must report to the Company the following:

a)	Initial Holdings Reports. Every Access Person must report on Schedule 1, attached hereto, no later than 10 days after becoming an Access Person, the following information:

•	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;
•
the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

•	the date that the report is submitted by the Access Person.

This information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

b)
Quarterly Transaction Reports. Every Access Person must report on Schedule 2, attached hereto, no later than 30 days after the end of a calendar quarter, the following information with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

•	the date of the transaction, the title, the interest rate and maturity date (if applicable),the number of shares, and the principal amount of each Covered Security involved;

•	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	the price of the Covered Security at which the transaction was effected;
•	the name of the broker, dealer or bank with or through whom the transaction was effected; and
•	the date that the report is submitted by the Access Person.

Furthermore, an Access Person need not make a quarterly transaction report under section V.b. of this Code of Ethics with respect to transactions effected pursuant to an Automatic Investment Plan.

With respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, each Access Person must report on Schedule 2, attached hereto, no later than 30 days after the end of a calendar quarter the following information:

•	the name of the broker, dealer or bank with whom the Access Person stablished the account;
•	the date the account was established; and
•	the date that the report is submitted by the Access Person.

c)
Annual Holdings Reports. Every Access Person must report on Schedule 3, attached hereto, annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted):

•	the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;
•	the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and
•	the date that the report is submitted by the Access Person.

Exceptions from Reporting Requirements. Any Trustee who is not an Interested Trustee of the Company and who would be required to make a report solely by reason of being a Trustee, need not make

•	an initial holdings report under section V.a. of this Code of Ethics;
•	an annual holdings report under section V.b. of this Code of Ethics; or

•
a quarterly transaction report under section V.c. of this Code of Ethics, unless the Trustee knew, or, in the ordinary course of fulfilling his or her official duties as a Trustee, should have known that during the 15-day period immediately before or after the Trustee’s transaction in a Covered Security, the Company purchased or sold the covered Security, or the fund or its investment adviser considered purchasing or selling the Covered Security.

These exceptions do not preclude the Trustee from reporting any holdings or transactions in shares of the Fund in the reports under sections V.a, V.b, or V.c of this Code of Ethics.

VI.	Review of Reports

The Fund CCO of the Company shall be responsible for reviewing the reports received, maintaining a record of the names of the persons responsible for reviewing these reports, and as appropriate, comparing the reports with this Code, and reporting to the Company’s senior management:

•	any transaction that appears to evidence a possible violation of this Code, and
•	apparent violations of the reporting requirements stated herein.

Senior management shall review the reports made to them hereunder and shall determine whether the policies established in Sections IV and V of this Code have been violated, and what sanctions, if any, should be imposed on the violator. Sanctions include but are not limited to a letter of censure, suspension or termination of the employment of the violator or termination of the violator’s license with the Underwriter, or the unwinding of the transaction and the disgorgement of any profits.

Senior management and the board of directors of the Company shall review the operation of this Code at least annually. All material violations of this Code and any sanctions imposed with respect thereto shall periodically be reported to the board of trustees of the Company with respect to the securities being considered for purchase or sale by, or held or to be acquired by, that Investment Company.

VII.	Certification

Each Access Person will be required to certify annually that he/she has read and understood the provisions of this Code and will abide by them. Each Access Person will further certify that he/she has disclosed or reported all personal securities transactions required to be reported under the Code. A form of such certification is attached hereto as Schedule 4.

Schedule 1

INITIAL HOLDINGS REPORT

To:	M3Sixty Administration, LLC as Administrator of the 360 Funds Trust, M3Sixty Funds Trust, WP Trust and Amidex Funds (each, a “Trust”)

At the time I became an Access Person, I had a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust:

Security	Number of Shares	Principal

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above. I understand that this information must be reported no later than ten (10) days after I became an Access Person.

Print Name

Signature

Date

Schedule 2
QUARTERLY TRANSACTION REPORT

For the Calendar Quarter Ended [date]

To:	M3Sixty Administration, LLC as Administrator of the 360 Funds Trust, M3Sixty Funds Trust, WP Trust and Amidex Funds (each, a “Trust”)

A.
Securities Transactions. During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transactions acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Code of Ethics of the Funds. I understand that this information must be reported no later than 30 days after the end of the calendar quarter.

Title of Security	Date of Transaction	Number of Shares or Principal Amount	Dollar Amount of Transaction	Interest Rate and Maturity Date (if applicable)	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

*
Transactions that are asterisked indicate transactions in a security where I knew at the time of the transaction or, in the ordinary course of fulfilling my official duties as a trustee or officer, should have known that during the 15- day period immediately preceding or after the date of the transaction, such security was purchased or sold, or such security was being considered for purchase or sale by the Funds.

If there were no reportable securities transactions during the calendar quarter, initial here:

B.	New Brokerage Accounts. During the quarter referred to above, I established the following accounts in which securities were held during the quarter for my direct or indirect benefit:

Name of Broker, Dealer or Bank	Date Account Was Established:

C.
Other Matters. This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Print Name

Signature

Date

Schedule 3

ANNUAL HOLDINGS REPORT

For the following period: January 1, 20_[ ] – December 31, 20[_ ]

To:	M3Sixty Administration, LLC as Administrator of the 360 Funds Trust, M3Sixty Funds Trust, WP Trust and Amidex Funds (each, a “Trust”)

As of the period referred to above, I have a direct or indirect beneficial ownership interest in the securities listed below which are required to be reported pursuant to the Code of Ethics of the Trust:

Security	Number of Shares	Principal Amount

The name of any broker, dealer or bank with whom I maintain an account in which my securities are held for my direct or indirect benefit are as follows:

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, (ii) excludes other transactions not required to be reported, and (iii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Print Name

Signature

Date

Schedule 4

ANNUAL CERTIFICATE

Pursuant to the requirements of the Code of Ethics of the 360 Funds Trust, M3Sixty Funds Trust, WP Trust and Amidex Funds (each, a “Trust”), the undersigned hereby certifies as follows:

1.	I have read the Trust’s Code of Ethics.

2.	I understand the Code of Ethics and acknowledge that I am subject to it.

3.
Since the date of the last Annual Certificate (if any) given pursuant to the Code of Ethics, I have reported all personal securities transactions and provided any securities holding reports required to be reported under the requirements of the Code of Ethics.

Print Name

Signature

Date